Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Appoints Deborah Liu to Board of Directors

Facebook Leader Brings Global Mobile and Payments Platform Product
Experience to Board

MOUNTAIN VIEW, Calif. - July 20, 2017 - Intuit Inc. (Nasdaq: INTU) today announced it has appointed Deborah (Deb) Liu to its board of directors. Liu, a recognized influential leader in mobile advertising, currently leads Facebook’s developer and commerce businesses and has spent the last 15 years in product management and overseeing engineering for dozens of products and initiatives all over the globe.
“Deb brings incredible experience and understanding in unlocking the power of mobile platforms and the value it can bring to an organization’s ecosystem. Her appointment to the Intuit Board of Directors further strengthens the board’s product and global expertise, and aligns well with our focus on building personalized and rich experiences across our ecosystem of apps, products, people and third-party integration,” said Brad Smith, Intuit’s chairman and chief executive officer. “Her passion for promoting diversity and education in tech is a wonderful attribute for all aspects of our company, most importantly our people.”
Liu led the development of Facebook’s first mobile ad product for apps and the Audience Network and is spearheading the rapid development of commerce initiatives across Facebook.
Her experience includes eBay, where she was director of product for the end-to-end buyer experience, and PayPal where she was the product director for eBay business, social commerce, and charity. She also spearheaded the integration between eBay and PayPal. Liu was previously a consultant at Boston Consulting Group.
Liu is a seed investor and adviser to several start-ups. She co-founded and is the Board Chair of Women in Product, a non-profit focused on helping more women enter and succeed in Product Management in the technology sector. She also serves on the board of Expanding Your Horizons Network, a non-profit that focuses on inspiring girls to pursue STEM careers.

Liu has an MBA from Stanford’s Graduate School of Business and a Bachelor’s degree in Civil Engineering from Duke University.

About Intuit Inc.
Intuit Inc. is committed to powering prosperity around the world for consumers, small businesses and the self-employed through its ecosystem of innovative financial management solutions.
Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. QuickBooks Self-Employed provides freelancers and independent contractors with an easy and affordable way to manage their finances and save money at tax time, while Mint delivers financial tools and insights to help people make smart choices about their money.
Intuit's ProConnect brand portfolio includes ProConnect Tax Online, ProSeries® and Lacerte®, the company's leading tax preparation offerings for professional accountants.
Founded in 1983, Intuit serves 42 million customers in North America, Europe, Australia and Brazil, with revenue of $4.7 billion in its fiscal year 2016. The company has approximately 7,900 employees with major offices in the United States, Canada, the United Kingdom, India, Australia and other locations. More information can be found at www.intuit.com.
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